EXHIBIT 99.1

            INTEL FIRST QUARTER REVENUE TO BE BELOW EXPECTATION

SANTA CLARA, Calif., Mar. 8, 2001   Intel Corporation today announced that
first quarter revenue is anticipated to be below the company's previous expectation. The economic slowdown affecting PC demand has continued and spread to the networking, communications and server sectors. The company now expects revenue for the first quarter to be down approximately 25 percent from fourth quarter revenue of $8.7 billion, lower than the previous outlook that first quarter revenue would be down 15 percent, plus or minus several points.
     The company's outlook for gross margin percentage for the first quarter is now 51 percent, plus or minus a couple of points, down from the previous expectation of 58 percent, plus or minus a couple of points, primarily due to lower revenue. Expenses (R&D, excluding in-process R&D, plus MG&A) in the first quarter are now expected to be down approximately 15 percent from the fourth quarter. This is lower than the previous expectation that first quarter expenses would be approximately flat with fourth quarter expenses of $2.4 billion, primarily due to lower revenue and profit-dependent expenses as well as cost cutting measures.
     Additionally, the company expects to reduce headcount by approximately 5,000 people over the next 9 months predominantly through attrition. The planned reduction excludes any headcount additions from potential future acquisitions.
     The company will be holding a conference call for press and analysts at 3:00 p.m. PST to discuss matters covered in this release.
The conference call is open to the general public via the web at www.intc.com.

                             BUSINESS OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not reflect the potential impact of any mergers, acquisitions or other business combinations that may be completed after the date of this release.

** The company expects revenue for the first quarter of 2001 to be down approximately 25 percent from fourth quarter revenue of $8.7 billion.


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**  The company expects gross margin percentage for the first quarter to be approximately 51 percent, plus or minus a couple of points. The company plans to give its full-year 2001 gross margin percentage expectation in its first quarter earnings release, scheduled for April 17. In the short term, Intel's gross margin percentage varies primarily with revenue levels, product mix, changes in unit costs and timing of factory ramps and associated costs.
** Expenses (R&D, excluding in-process R&D, plus MG&A) in the first quarter of 2001 are expected to be down approximately 15 percent from fourth quarter expenses of $2.4 billion. Expenses are dependent in part on the level of revenue and profits.
** R&D spending, excluding in-process R&D, is expected to be approximately $4.2 billion in 2001, lower than the previous expectation of $4.3 billion. ** Capital spending for 2001 is expected to be approximately $7.5 billion. ** The company expects gains from investments and interest and other income for the first quarter of 2001 to be approximately $180 million. This expectation assumes no net gains from the sale of equity investments, and will vary depending on equity market levels and volatility, the realization of expected gains on investments, including gains on investments acquired by third parties, interest rates, cash balances, mark-to-market of derivative instruments and assuming no unanticipated items.
** The tax rate for 2001 is expected to be approximately 30.3 percent, excluding the impact of acquisition-related costs.
** Depreciation is expected to be approximately $880 million in the first quarter, and $4.0 billion for the full year 2001.
** Amortization of goodwill and other acquisition-related intangibles is expected to be approximately $465 million in the first quarter, higher than the previous expectation of $455 million. For the full year 2001, amortization of goodwill and other acquisition-related intangibles is now expected to be $1.9 billion, up from the previous expectation of $1.8 billion.

     The above statements contained in this Outlook are forward-looking statements that involve a number of risks and uncertainties. In addition to factors discussed above, among other factors that could cause actual results to differ materially are the following: business and economic conditions and growth in the computing industry in various geographic regions; changes in customer order patterns; changes in the mixes of microprocessor types and speeds, purchased components and other products; competitive factors, such as rival chip architectures and manufacturing technologies, competing software-compatible microprocessors and acceptance of new products in specific market segments; pricing pressures; development and timing of introduction of compelling software applications;


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insufficient, excess or obsolete inventory and variations in inventory valuation; continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments; execution of the manufacturing ramp; the ability to grow new networking, communications, wireless and other Internet-related businesses and successfully integrate and operate any acquired businesses; impact of events outside the United States such as the business impact of fluctuating currency rates or unrest or political instability in a locale, such as unrest in Israel; unanticipated costs or other adverse effects associated with processors and other products containing errata (deviations from published specifications); litigation involving antitrust, intellectual property, consumer and other issues; and other risk factors listed from time to time in the company's SEC reports, including but not limited to the report on Form 10-Q for the quarter ended Sept. 30, 2000 (Part I, Item 2, Outlook section).

Status of Business Outlook and Related Risk Factors Statements

Beginning March 10, 2001, Intel will observe a "Quiet Period" during which the Outlook as provided in this press release and other company documents no longer constitute the company's current expectations. During the Quiet Period, the Outlook in these documents should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. During the Quiet Period, Intel representatives will not comment concerning Outlook or Intel's financial results or expectations. The Quiet Period will extend until the day when Intel's next quarterly Earnings Release is published, presently scheduled for April 17, 2001.